Exhibit 99.1

Paramount gold NEVADA Appoints DAVID SMITH TO ITS BOARD OF DIRECTORS

Winnemucca, Nevada – June 12, 2015 -Paramount Gold Nevada Corp. (NYSE MKT: PZG) ("Paramount”) announced today that David Smith has accepted appointment to its Board of Directors.  Mr. Smith will serve as the Board’s non-executive Chairman and will sit on the Board’s Compensation, Corporate Governance and Nominating, and Audit Committees.

David Smith’s extensive international professional experience spans a wide array of industries with a particular emphasis on mining. Commenting on the appointment, Paramount President Glen Van Treek noted that “David has a strong background in corporate governance as a director and as a member of the Institute of Corporate Directors as well as a thorough understanding of the mining sector. As Chairman, David will have responsibility for ensuring that Paramount’s governance practices satisfy the needs of our shareholders and regulators. We also look forward to his strategic advice, capital markets experience and business acumen as we work to build Paramount.”

From 2009 to 2014, Mr. Smith acted as executive Vice President and Chief Financial Officer of Finning International Inc., the world’s largest Caterpillar equipment dealer.  Since 2009, Mr. Smith has also served as a Director, Chair of the Audit Committee and member of the HR Committee of Energyst BV, a private international power systems rental company based in Amsterdam, Netherlands. He was Vice President & CFO of Ballard Power Systems Inc., a global leader in fuel cell technology for six years from 2002 to 2008.  Mr. Smith served as a Director for Skye Resources Inc., a mining company that was developing a nickel project in Guatemala from 2005 through 2008. Mr. Smith spent 16 years with Placer Dome Inc. and Barrick Gold Corporation, one of the world’s largest gold miners, in a number of roles including VP & CFO of the US and Latin Americas Divisions, overseeing multiple mining operations.

About Paramount

Paramount Gold Nevada Corp. was spun out from Paramount Gold and Silver Corp. which was acquired by Coeur Mining Inc. on April 17, 2015.

Paramount’s strategy is to realize shareholder value by acquiring district-scale, advanced-stage gold projects in established mining camps in Nevada, enhancing their value through exploration and engineering and then joint venturing or selling them to producers for construction and operation. The Coeur transaction recently completed exhibits this strategy.

The Sleeper Gold Project, Paramount’s main asset, is a former high-grade open pit gold producer located off a main highway about 25 miles from the town of Winnemucca, NV is comprised of 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares) which stretch south, down trend towards Newmont’s Sandman project.

Paramount Gold Nevada Corp.
Glen Van Treek, President

Chris Theodossiou, Investor Relations
866-481-2233